Exhibit 16.1

April 14, 2016

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 4, 2016, to be filed by our client, Vapir Enterprises, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Li and Company, PC

Li and Company, PC

Skillman, New Jersey